Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership
("WP IX") is the direct record owner of 2,800,227 shares of Common
Stock and 1,500,000 shares of Preferred Stock, which is convertible into 15,000,000 shares of Common Stock. The sole general partner of WP
IX is Warburg Pincus IX, LLC, a New York limited liability company ("WP
IX LLC"); Warburg Pincus Partners, LLC, a New York limited liability company ("WPP LLC"), is the sole member of WP IX LLC; Warburg Pincus &
Co., a New York general partnership ("WP"), is the managing member of
WPP LLC; Warburg Pincus LLC, a New York limited liability company ("WP
LLC"), manages WP IX; and Charles R. Kaye and Joseph P. Landy are each
Managing General Partners of WP and Co-Presidents and Managing Members
of WP LLC. By reason of the provisions of Rule 16a-1 of the Securities
Exchange Act of 1934, as amended (the "Act"), WP, WP LLC, WPP LLC, WP
IX LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WP IX. Each of WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and
Mr. Landy disclaim beneficial ownership of all shares of the Common
Stock and Preferred Stock beneficially owned by WP IX, except to the extent of any indirect pecuniary interest therein.
Mr. Davis, who became a director of the Issuer on October 12, 2006, is a Partner of WP, and a Member and Managing Director of WP LLC. As such,
Mr. Davis may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by WP IX. Mr. Davis disclaims beneficial ownership of such securities, except to the extent of any indirect pecuniary interest therein.